Exhibit 10.3

YRC WORLDWIDE INC.

TRANSFERRED EXECUTIVES’ SUPPLEMENTAL RETIREMENT PLAN

(Effective January 1, 2006)

YRC WORLDWIDE INC.

TRANSFERRED EXECUTIVES’ SUPPLEMENTAL RETIREMENT PLAN

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1.39	“Spouse”	5
1.40	“Surviving Spouse”	5
1.41	“Underlying Pension Plan”	5
1.42	“Yellow Pension Plan”	5

ARTICLE II	PARTICIPATION IN THE PLAN	6

2.1	Participation	6
2.2	Termination of Participation	6

ARTICLE III	SRP BENEFITS	7

3.1	SRP Benefit Amount	7
3.2	Manner of Payment	8
3.3	Time of Payment	8
3.4	Payment Elections	9
3.5	Miscellaneous SRP Benefit Rules	10

ARTICLE IV	FUNDING	11

4.1	General Funding	11
4.2	Corporate Obligation	11

ARTICLE V	GENERAL MATTERS	12

5.1	Amendments	12
5.2	Termination	12
5.3	Certifications	12

ARTICLE VI	PLAN ADMINISTRATION	13

6.1	SRP Administrator	13
6.2	Powers of the Administrator	13
6.3	Claims Procedure	13
6.4	Expenses	16
6.5	Standard of Judicial Review of Administrator Actions	16

ARTICLE VII	ADOPTION OF PLAN BY OTHER EMPLOYERS	17

7.1	Adoption Procedure	17
7.2	Effect of Plan Amendment	17
7.3	Powers Reserved by Sponsor	17
7.4	Termination of Participation	17
7.5	Single Plan	18
7.6	No Joint Venture Implied	18

ARTICLE VIII	MISCELLANEOUS	19

8.1	SRP Not a Contract of Employment	19
8.2	No Rights Under SRP Except as Set Forth Herein	19
8.3	Other Benefit Plans	19
8.4	Withholding of Taxes	19
8.5	Severability	19
8.6	Defined Terms	20

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8.7	Rules of Document Construction	20
8.8	Service of Process	20
8.9	Limited Benefits	20
8.10	Errors in Computations	20
8.11	Payments to Minors and Incompetents	21
8.12	Non-Alienation of Benefits	21
8.13	References To Laws	21
8.14	Governing Law	21
8.15	ERISA Status	21
8.16	Internal Revenue Code Status	21

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YRC WORLDWIDE INC.

TRANSFERRED EXECUTIVES’ SUPPLEMENTAL RETIREMENT PLAN

PREAMBLE

YRC Worldwide Inc. (the “Company”) maintains the Yellow Corporation Pension Plan (the “Yellow Pension Plan”) for the purpose of providing retirement benefits to certain eligible employees. The Yellow Pension Plan is intended to be a qualified defined benefit retirement plan under section 401 (a) of the Internal Revenue Code of 1986, as amended (the “Code”), and is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

On December 11, 2003, the Company acquired Roadway Corporation, which became Roadway LLC (“Roadway”) and a subsidiary of the Company. Roadway maintains the Roadway LLC Pension Plan (the “Roadway Pension Plan”) for the purpose of providing retirement benefits to certain eligible employees. The Roadway Pension Plan is intended to be a qualified defined benefit retirement plan under section 401 (a) of the Code and is subject to ERISA.

Certain executive employees who participate in either the Yellow Pension Plan or the Roadway Pension Plan will be transferred to one or more employers who do not participate in either of the plans. As a result of the transfers, the transferred executive employees will not be eligible to continue participation in either plan. The Company has established the YRC Worldwide Inc. Transferred Executives’ Supplemental Retirement Plan (the “SRP”) to provide a nonqualified supplemental retirement plan for certain designated transferred employees that will provide benefits that replace the benefits such employees lost under the Yellow Pension Plan or the Roadway Pension Plan. This SRP is intended to comply with section 409A of the Code.

ARTICLE I

DEFINITIONS

As used in this SRP, the following capitalized words and phrases have the meanings indicated, unless the context requires a different meaning:

1.1 “Active Participant” means any Eligible Employee who has met the requirements of Article II and whose satisfaction of such requirements has not ceased.

1.2 “Actuarial Equivalent” or “Actuarial Equivalence” means a benefit of equivalent value to another benefit otherwise payable in a different form and/or at a different time under the SRP, determined by using the interest and mortality assumptions specified by the Administrator for determining actuarial equivalence.

1.3 “Administrator” shall mean the Committee or each party to whom the Committee has delegated any of its responsibilities.

1.4 “Affiliated Employer” means any business entity that is member of the Company’s controlled group of corporations, trades or businesses under common control or affiliated service group as determined under sections 414(b), (c) and (m) of the Code; and any other entity required to be aggregated with the Company pursuant to regulations under section 414(o) of the Code. An entity shall be considered an Affiliated Employer only during the period it meets one of the foregoing criteria.

1.5 “Annuity Starting Date” means the first day of the first period for which an amount is payable under an Underlying Pension Plan or an Other Plan, as the context requires, as an annuity or in any other form, regardless of whether such amount is in fact paid on such day.

1.6 “Beneficiary” means the Participant’s Surviving Spouse. In the event the Participant is not survived by his or her Spouse, then “Beneficiary” means the beneficiary of the Participant, as determined under the Underlying Plan in which the Participant participates. If the Participant participates in more than one Underlying Plan, the Participant’s Beneficiary under the SRP shall be Beneficiary designated on the Participant’s most recent beneficiary designation under the Underlying Plans, and, if none, the Participant’s estate.

1.7 “Board” means the Board of Directors of the Company.

1.8 “Business Combination” means a “Business Combination” as that term is referred to in the Certificate of Incorporation of the Company, as amended.

1.9 “Change in Control” means the occurrence of one or more of the following events:

(a) a third person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the Exchange Act), purchases or otherwise acquires shares of the Company after the date of this Agreement that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

(b) a third person, including a group as defined in Section 13(d)(3) of the Exchange Act purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) shares of the Company after the date of this Agreement and as a result thereof becomes the beneficial owner of shares of the Company having 35% or more of the total number of votes that may be cast for election of directors of the Company; or

(c) as the result of, or in connection with any cash tender or exchange offer, merger or other Business Combination, or contested election, or any combination of the foregoing transactions, the Continuing Directors shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company during any 12-month period.

1.10 “Change in Payment Election” shall have the meaning described in Section 3.4(b).

1.11 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.12 “Committee” means the Compensation Committee of the Board.

1.13 “Company” means YRC Worldwide Inc., a Delaware corporation, and any successor thereto. Unless the context requires a different meaning, each reference to Company also includes a reference to each Employer.

1.14 “Compensation” means compensation from an Non-Participating Employer that qualifies as: (i) if the applicable Underlying Pension Plan is the Yellow Pension Plan, Base Wages as that term is defined in the Yellow Pension Plan; or (ii) if the applicable Underlying Pension Plan is the Roadway Pension Plan, Compensation as that term is defined in the Roadway Pension Plan. For purposes of determining whether any compensation qualifies as Base Wages under the Yellow Pension Plan or as Compensation under the Roadway Pension Plan, the compensation shall be treated as if paid by Company or Roadway, as applicable, even though it was paid by an Non-Participating Employer.

1.15 “Continuing Director” means a director of the Company who meets the definition of Continuing Director contained in the Certificate of Incorporation of the Company, as amended.

1.16 “Earliest Retirement Date” means the earliest Annuity Starting Date that would apply to the Participant under the terms of the applicable Underlying Pension Plan, if the Participant and his or her Spouse made any and all elections or consents necessary to cause such Annuity Starting Date to be as early as possible. For purposes of this definition, the terms of the Underlying Pension Plans with respect to the definition of Earliest Retirement Date as in effect on the Effective Date shall apply and any amendments to the Underlying Pension Plans adopted after the Effective Date shall be disregarded.

1.17 “Effective Date” means January 1, 2006.

1.18 “Eligible Employee” means a U.S.-based Employee of a Employer who is among a select group of management or highly compensated Employees as determined by the Committee, who is a participant in an Underlying Pension Plan, and whose employment has been transferred to an Non-Participating Employer.

1.19 “Employee” means any person who is employed by the Company or an Affiliated Employer and who is classified by the Company or an Affiliated Employer as a common law employee. The Company or Affiliated Employer’s employment classification of a person shall be binding and controlling and shall apply regardless of any contrary classification of such person by the Internal Revenue Service, the Department of Labor or any other person or entity.

1.20 “Employer” means the Company and any other Affiliated Employer which have adopted the SRP with the consent of the Company as provided in Article VII.

1.21 “Existing Payment Date” shall have the meaning described in Section .

1.22 “Initial Payment Election” shall have the meaning described in Section 3.4(b).

1.23 “New Payment Date” shall have the meaning described in Section 3.4(b).

1.24 “Non-Participating Employer” means with respect to an Employee, an Affiliated Employer that participates in the SRP and whose employees do not actively participate in the Underlying Pension Plan in which the Employee previously was an active participant.

1.25 “Normal Retirement Date” means the earliest Annuity Staring Date following the date of the Participant’s Separation from Service that would qualify as either (i) the Participant’s “Normal Retirement Date” under the Yellow Pension Plan, if such plan is applicable, or (ii) the day immediately preceding the date defined as Normal Retirement Date under the Roadway Pension Plan, if such plan is applicable. For purposes of this definition, the terms of the Underlying Pension Plans with respect to the definition of Normal Retirement Date as in effect on the Effective Date shall apply and any amendments to the Underlying Pension Plans adopted after the Effective Date shall be disregarded.

1.26 Other Plan” means: (i) all retirement plans that are qualified under section 401(a) of the Code maintained by the Employers other than an Underlying Pension Plan; and (ii) the YRC Worldwide Inc. Defined Contribution Supplemental Executive Retirement Plan, to the extent accrued benefits under such plan are attributable to service with a Non-Participating Employer.

1.27 “Participant” means any Eligible Employee who satisfies the conditions for participation set forth in Article II.

1.28 “Plan Year” means the calendar year.

1.29 “Present Value” means the present value of a Participant’s or Beneficiary’s unpaid benefit calculated by using the mortality and interest rate assumptions applicable to lump sum payments specified by the Administrator for determining Actuarial Equivalence.

1.30 “QDRO” means a qualified domestic relations order (within the meaning of section 414(p) of the Code).

1.31 “Roadway” means Roadway LLC.

1.32 “Roadway Pension Plan” means the Roadway LLC Pension Plan, as amended from time to time.

1.33 “Separation from Service” means a separation from service with the Company and all Affiliated Employers within the meaning of section 409A(a)(2)(A)(i) of the Code.

1.34 “Service” means service with an Non-Participating Employer that would qualify as: (i) “Credited Service” as that term is defined in the Yellow Pension Plan or (ii) service as a Covered Employee as that term is defined in the Roadway Pension Plan, if such Non-Participating Employer had adopted the applicable plan.

1.35 “SRP” means the YRC Worldwide Inc. Transferred Executives’ Supplemental Retirement Plan as set forth in this document and as it may be amended from time to time.

1.36 “SRP Payment Date” means the payment date described in Section 3.2(a) of this SRP.

1.37 “SRP Benefit” means the monthly benefit with respect to a Participant described in Section 3.1.

1.38 “Sponsor” means YRC Worldwide Inc., a Delaware corporation, and any successor thereto.

1.39 “Spouse” means the person to whom the Participant is married under applicable local and federal law. To the extent required by a QDRO, the term Spouse shall include the former Spouse of the Participant.

1.40 “Surviving Spouse” means the person to whom the Participant is married under applicable local and federal law on the date of the Participant’s death and who is living immediately following the Participant’s date of death. In addition, to the extent provided in a QDRO, a surviving former spouse of a Participant will be treated as the Surviving Spouse of the Participant, and to the extent any current spouse of the Participant will not be treated as a Surviving Spouse of the Participant.

1.41 “Underlying Pension Plan” means either the Yellow Pension Plan or the Roadway Pension Plan, whichever is applicable to the Participant, and Underlying Pension Plans means both the Yellow Pension Plan and the Roadway Pension Plan.

1.42 “Yellow Pension Plan” means the Yellow Corporation Pension Plan, as amended from time to time.

ARTICLE II

PARTICIPATION IN THE PLAN

2.1 Participation

Each Eligible Employee who, as of that date, has been designated by the Committee as being eligible for the SRP shall be a Participant on January 1, 2006. Any other Eligible Employee shall become a Participant on the date specified by the Committee. Notwithstanding the foregoing, the Administrator may determine that any otherwise Eligible Employee shall not become a Participant unless the Administrator receives, by the deadline set by the Administrator, a properly completed and executed SRP participation agreement in the form specified by the Administrator, and the Administrator is not required to exercise this discretion uniformly with respect to any individuals.

2.2 Termination of Participation

Each Participant shall continue to participate in the SRP unless the Participant no longer satisfies any SRP eligibility criterion or is designated by the Committee as no longer being eligible to be a Participant (the date as of which either such event occurs shall be the “Ineligibility Date” and such a Participant is referred to as a “former Participant”)). A former Participant who remains in the employee of the Company or an Affiliated Employer shall maintain an accrued benefit under the SRP but shall not accrue any additional benefits under the SRP unti such time as the former Participant becomes an Eligible Employee and/or satisfies the requirements of Section 2.1.

ARTICLE III

SRP BENEFITS

3.1 SRP Benefit Amount

The SRP Benefit, if any, of a Participant or the Participant’s Surviving Spouse, if applicable as of the SRP Payment Date, shall be equal to the sum of “(a)” minus “(b)” minus “(c)” where

(a) is equal to the lump sum actuarial equivalent of the monthly vested, accrued benefit that would be payable with respect to a Participant under the applicable Underlying Pension Plan as of such date, if the Participant’s Compensation from and Service with a Non-Participating Employer had counted for all purposes of vesting and accrual of benefits under the Underlying Pension Plan;

(b) is equal to the lump sum actuarial equivalent of the monthly vested, accrued benefit that would be that would be payable with respect to a Participant under the applicable Underlying Pension Plan as of such date; and

(c) is equal to the vested account balance as of such date, if any, with respect to the Participant that is derived from employer contributions or credits under any Other Plan that does not match elective Participant contributions.

For purposes of determining “(a)”, “(b)” and “(c)” above, the following rules shall apply:

(i) the Participant’s beneficiary under the Underlying Pension Plan or Other Plan shall be deemed to be the Participant’s Surviving Spouse, if there is a Surviving Spouse;

(ii) the Annuity Starting Date for purposes of determining a benefit under the Underlying Pension Plan or Other Plan, as the case may be, shall be deemed to be the same date as the SRP Payment Date;

(iii) the benefit under the Underlying Pension Plan or Other Plan shall be deemed to be payable as a single life annuity;

(iv) the vesting provisions of the Underlying Pension Plan or Other Plan shall apply;

(v) except in the case of a Change in Control, if the Participant’s Annuity Starting Date is prior to such Participant’s death and Normal Retirement Date, and if the Participant is eligible for an early retirement benefit under the terms of the applicable Underlying Pension Plan as of the SRP Payment Date, then the SRP Benefit shall be based upon such Participant’s early or normal retirement benefit under the applicable Underlying Pension Plan, whichever amount results in the largest payment (in the case of a lump sum) or payments (in the case an annuity form of payment) under the SRP. If the SRP Payment Date results from a Change in Control, then for purposes of applying the immediately preceding sentence it shall be assumed that the Participant terminated employment on the SRP Payment Date.

(vi) If the result of the “(a)” minus “(b)” minus “(c)” is negative, then the Participant, the Participant’s Surviving Spouse or his or her Beneficiary are not entitled to a benefit under the SRP.

3.2 Manner of Payment.

(a) SRP Payment Date. Subject to Section 3.2(d), the SRP Payment Date with respect to a Participant shall be the earlier of the following:

(i) the last day of the month during which the Participant dies; or

(ii) the last day of the month during which occurs the later of (A) the Participant’s attainment of his or her Earliest Retirement Date or (B) the earlier of (1) Participant’s Separation from Service or (2) a fixed date (e.g., the attainment of age 65) as elected by the Participant.

(b) Form of Payments. Notwithstanding any other provision of the SRP to the contrary or the form of payment(s) that is available under the Underlying Pension Plan, each Participant, Surviving Spouse or other Beneficiary of a Participant who has a vested benefit shall be paid in the form of a lump sum payment in cash.

(c) Death. If a married Participant dies before the occurrence of such Participant’s SRP Payment Date and has a Surviving Spouse, the SRP Benefit for such Spouse shall be the amount set forth in Section 3.1. If a single Participant dies before the occurrence of a SRP Payment Date, then no benefit will be payable pursuant to this SRP with respect to such Participant. If a Participant dies after the occurrence of such Participant’s SRP Payment Date and he or she has not received his or her benefit payable under the SRP, any benefit payable to him or her shall be payable to his or her Beneficiary. If a Participant dies after the occurrence of such Participant’s SRP Payment Date and he or she has received his or her benefit payable under the SRP, for example, if such Participant received a lump sum payment of his or her SRP Benefit as of his or her SRP Payment Date, then no death benefit would be paid under this SRP.

(d) Change in Control. Notwithstanding the other provisions of this Section 3.2, if a Change in Control occurs and the Participant Separates from Service within 24 months following the effective date of the Change in Control, then: (i) the SRP Payment Date for such Participant shall be the date of such Separation From Service; and (ii) the vested, accrued but unpaid SRP Benefit of such Participant shall be paid in a single lump sum payment in accordance with Section 3.3(b).

3.3 Time of Payment

(a) In General. Except to the extent otherwise provided in this SRP, the Participant’s benefit under the SRP shall be paid on the Participant’s SRP Payment Date or as soon as administratively practicable thereafter but no later than the later of the end of the calendar year in which the SRP Payment Date occurred or the fifteenth day of the third month following the month in which the SRP Payment Date occurred.

(b) Delay Related to Certain Annuity Starting Dates. Notwithstanding anything to the contrary in this SRP, a payment due to Separation from Service may not be made before the date which is six (6) months after the date of Separation from Service (a Six-Month Delay). In the event of a Six-Month Delay, the SRP Benefit that would have been paid during such delay if the delay had not been imposed shall be paid in a lump sum as soon as is administratively practicable following the expiration of the Six-Month Delay but no later than 30 days following the expiration of the Six-Month Delay.

3.4 Payment Elections

(a) Initial Payment Elections. Any election under Section 3.2(a)(ii) with respect to the SRP Payment Date (an “Initial Payment Election”) by a Participant who became a Participant during 2006 must be received by the Administrator before such Participant’s Annuity Starting Date and no later than December 31, 2006. An Initial Payment Election by a Participant who becomes a Participant after 2006 must be received by the Administrator before the earliest of: (i) effective date of such Participant’s SRP eligibility; or (ii) the effective date of such Participant’s eligibility for any other “nonqualified deferred compensation plan” (as that term is defined under section 409(A) of the Code) that must be aggregated with the SRP for purposes of section 409(A) of the Code. The last timely Initial Payment Election received by the Administrator shall be irrevocable, unless changed in accordance with Section 3.4(b). Any Initial Payment Election that is not timely received shall be treated as not having been made and the Participant shall be deemed to have made no fixed date election as permitted under Section 3.2(a)(ii).

(b) Change in Payment Election. A Participant may change his or her scheduled SRP Payment Date, but any such change must be in accordance with this subsection (a “Change in Payment Election”). Subject to the following terms of this subsection, a SRP Payment Date (the “Existing Payment Date”) may be changed to either: (i) an SRP Payment Date permitted by the terms of the SRP; or (ii) an SRP Payment Date that is a fixed period following the Existing Payment Date that is permitted by the Administrator (the new SRP Payment Date shall be the “New Payment Date”). Except in the case of death, the New Payment Date must be at least five (5) years after the Existing Payment Date. If the Participant makes a Change in Payment Election and fails to elect a New Payment Date, then the Change in Payment Election shall be ineffective. Any election to change the Existing Payment Date: (i) must be received by the Administrator at least 12 months prior to the Existing Payment Date; and (ii) shall not take effect until at least 12 months after the date on which the Change in Payment Election is received by the Administrator.

3.5 Miscellaneous SRP Benefit Rules

(a) Actuarial Equivalence. The amount of payment shall be the Actuarial Equivalent of the SRP Benefit as determined under Section 3.1.

(b) Forfeiture. A Participant’s SRP Benefit shall be and become vested when and to the extent the Participant’s benefits under the applicable Underlying Pension Plan are vested, and shall be forfeited when and to the extent the Participant’s benefits under the applicable Underlying Pension Plan are forfeited.

(c) No Interest. No interest or earnings shall be paid or owed on any payments that are delayed or not timely paid.

(d) Medium of Payment. All payments under the SRP shall be in cash.

ARTICLE IV

FUNDING

4.1 General Funding

The Company may set aside assets in a trust or other funding arrangement as it, or its delegate, deems appropriate to anticipate benefit liabilities accumulating under this SRP; provided such arrangement is not considered funded for purposes of the Code and ERISA and does not violate section 409A(b) of the Code or a successor thereto. Accordingly, the assets of any such arrangement shall be subject to the claims of the Employer’s creditors in the event of the Employer’s insolvency. No portion of any funds set apart pursuant to this Article shall be the property of Participants, Beneficiaries, or Spouses until distribution thereof has been made to such individual nor will such Participant, Beneficiary, or Spouse have any beneficial interest in such property. Further, the rights of a Participant, Beneficiary, or Spouse shall be limited to those of a general, unsecured creditor of the Employer who has a claim equal to the value of the Participant’s SRP Benefit. Benefits under this SRP will be payable from the general assets of the Employer, or from such other funding vehicle established for such purpose as described above, or both. Except as may be otherwise determined by the Committee in its sole discretion pursuant to this Article, neither the Employer, the Administrator nor any other person shall have any duty to set apart or invest any funds for the purpose of providing benefits pursuant to the terms of the SRP.

4.2 Corporate Obligation

Neither the Company’s officers nor any member of the Board in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of the Company for such payments as an unsecured, general creditor. Neither the Company nor any of its officers nor any member of the Board shall be under any liability or responsibility for failure to realize any of the objectives or purposes of the SRP by reason of the insolvency of the Company.

ARTICLE V

GENERAL MATTERS

5.1 Amendments.

The SRP may be amended by action of the Board or its delegated representative, without the consent of any Participant, in whole or in part, from time to time, and at any time, provided, however, that the Present Value of any vested benefit may not be diminished.

5.2 Termination

The SRP may be terminated by action of the Board or its delegated representative, without the consent of any Participant, in whole or in part and at any time within the 12-month period following the consummation of a Change in Control or as otherwise permitted under section 409A of the Code. If the SRP is terminated, all accrued benefits under the SRP shall immediately fully vest. Distributions to Participants would then commence in the manner and at the time as determined by the Administrator, in its sole discretion, and as permitted by section 409A of the Code.

5.3 Certifications

Information to be supplied or written notices to be made or consents to be given by the Company pursuant to any provision of the SRP may be signed in the name of the Company by any other officer who has been authorized to make such certification or to give such notices or consents.

ARTICLE VI

PLAN ADMINISTRATION

6.1 SRP Administrator

The SRP shall be administered by the Administrator. The Administrator may adopt such rules and appoint such subcommittees as it deems desirable for the conduct of its affairs and the administration of the SRP. The Administrator may delegate specific duties and authority to one or more parties designated by the Administrator. All parties serving as Administrator shall serve in such capacity without separate compensation for services related to the SRP.

6.2 Powers of the Administrator

In carrying out its duties with respect to the general administration of the SRP, the Administrator has, in addition to any other powers conferred by the SRP or by law, the following powers:

(a) to determine all questions relating to eligibility to participate in the SRP;

(b) to compute and certify to any appropriate party the amount and kind of distributions payable to Participants and their Beneficiaries;

(c) to maintain all records necessary for the administration of the SRP that are not maintained by the Company or other appropriate party;

(d) to interpret the provisions of the SRP and to make and publish such rules for the administration of the SRP as are not inconsistent with the terms thereof;

(e) to establish and modify the method of accounting for the SRP and any trust;

(f) to employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and

(g) to perform other acts necessary and proper for the administration of the SRP, except those that are to be performed by any appropriate party.

6.3 Claims Procedure

A Participant, Spouse, Beneficiary or other person (hereinafter referred to as Claimant) may file a written claim with the Administrator or its delegate setting forth his or her claim. Any such claim shall be signed by the Claimant and shall be considered filed on the date the claim is received by the Company or prescribed addressee. The claim must be addressed as prescribed by the Company. If a Claimant shall fail to file a claim in accordance with the procedures described herein, such Participant shall have no right to review and shall have no right to bring action in any court related to such claim, any such claim shall be deemed denied and the denial of the claim shall become final and binding on all persons for all purposes.

(a) Administrator Action. The Administrator or its delegate shall, within 90 days after its receipt of such claim, make its determination. However, in the event that special circumstances require an extension of time for processing the claim, the Administrator or its delegate shall provide such Claimant with its determination not later than 180 days after receipt of the Claimant’s claim, but, in such event, the Administrator or its delegate shall furnish the Claimant, within 90 days after its receipt of such claim, written notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that such written statement will be furnished. In the event the claim is denied, the Administrator or its delegate shall provide such Claimant a written statement of the Adverse Benefit Determination, as defined in subsection (d) below. The notice of Adverse Benefit Determination shall be delivered or mailed to the Claimant by certified or registered mail to his or her last known address, which statement shall contain the following:

(i) the specific reason or reasons for Adverse Benefit Determination;

(ii) a reference to the specific provisions of the SRP upon which the Adverse Benefit Determination is based;

(iii) a description of any additional material or information that is necessary for the Claimant to perfect the claim;

(iv) an explanation of why that material or information is necessary; and

(v) an explanation of the review procedure provided below, including applicable time limits and a notice of a Claimant’s rights to bring a legal action under ERISA after an Adverse Benefit Determination on appeal.

(b) Procedures for Appealing an Adverse Benefit Determination. Within 60 days after receipt of a notice of an Adverse Benefit Determination as provided above, if the Claimant disagrees with the Adverse Benefit Determination, the Claimant, or his or her authorized representative, may request, in writing, that the Administrator or its delegate review his or her claim and may request to appear before the Administrator or its delegate for such review. If the Claimant does not request a review of the Adverse Benefit Determination within such 60 day period, he shall be barred and stopped from appealing the Administrator’s or its delegate’s Adverse Benefit Determination, such Adverse Benefit Determination shall become final and binding on all persons for all purposes and the Claimant shall have no right to bring action in any court related to such Adverse Benefit Determination. The appeal shall be filed with the Administrator or prescribed addressee at the address prescribed by the Company, and it shall be considered filed on the date it is received by the prescribed addressee.

The Claimant shall have the right to:

(i) submit written comments, documents, records and other information relating to the claim for benefits;

(ii) request, free of charge, reasonable access to, and copies of all documents, records and other information relevant to his or her claim for benefits. For this purpose, a document, record, or other information is treated as relevant to the Claimant’s claim if it: (i) was submitted, considered, or granted in the course of making the benefit determination, regardless of whether such document, record or other information was relied on in making the benefit determination; or (ii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination; and a review that takes into account comments, documents, records, and other information submitted by the Claimant relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination.

(c) Response on Appeal. Within 60 days after receipt by the Administrator or its delegate of a written application for review of a Claimant’s claim, the Administrator or its delegate shall notify the Claimant of its decision by delivery or by certified or registered mail to his or her last known address; provided, however, in the event that special circumstances require an extension of time for processing such application, the Administrator or its delegate shall so notify the Claimant of its decision not later than 120 days after receipt of such application.

In the event the Administrator’s or its delegate’s decision on appeal is adverse to the Claimant, the Administrator or its delegate shall issue a written notice of an Adverse Benefit Determination on Appeal that will contain all of the following information, in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the Adverse Benefit Determination on Appeal;

(ii) reference to specific SRP provisions on which the benefit determination is based;

(iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and a statement describing any voluntary appeal procedures offered by the SRP and the Claimant’s right to obtain the information about such procedures.

(d) Definition. As used herein, the term Adverse Benefit Determination shall mean a determination that results in any of the following: the denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of the Claimant’s eligibility to participate in the SRP (or lack thereof).

6.4 Expenses

The members of the Administrator serve without separate compensation for services related to this Plan. All expenses of the Administrator related to this Plan to be paid by the Company.

6.5 Standard of Judicial Review of Administrator Actions

The Administrator and Committee have full and absolute discretion in the exercise of each and every aspect of the rights, power, authority and duties retained or granted them under the SRP, including without limitation, the authority to determine all facts, to interpret the SRP, to apply the terms of the SRP to the facts determined, to make decisions based upon those facts and to make any and all other decisions required of it by the SRP, such as the right to benefits, the correct amount and form of benefits, the determination of any appeal, the review and correction of the actions of any prior administrative committee, and the other rights, powers, authority and duties specified in this Article and elsewhere in the SRP. Notwithstanding any provision of law, or any explicit or implicit provision of this document, any action taken, or finding, interpretation, ruling or decision made by the Administrator or Committee in the exercise of any of its rights, powers, authority or duties under the SRP shall be final and conclusive as to all parties, including without limitation all Participants, former Participants and Beneficiaries, regardless of whether the Committee, Administrator, or any member thereof may have an actual or potential conflict of interest with respect to the subject matter of the action, finding, interpretation, ruling or decision. No final action, finding, interpretation, ruling or decision of the Administrator or Committee shall be subject to de novo review in any judicial proceeding. No final action, finding, interpretation, ruling or decision of the Administrator or Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

ARTICLE VII

ADOPTION OF PLAN BY OTHER EMPLOYERS

7.1 Adoption Procedure

With the written approval of the Committee, any Affiliated Employer may adopt the SRP by appropriate action of its board of directors or noncorporate counterpart, as evidenced by a written instrument executed by an authorized officer of such entity or an executed adoption agreement (approved by the board of directors or noncorporate counterpart of the Affiliate), agreeing to be bound by all the terms, conditions and limitations of the SRP except those, if any, specifically described in the adoption instrument, and providing all information required by the Sponsor. The Committee and an Employer may agree to incorporate specific provisions relating to the operation of the SRP that apply to the Employer only and shall become, only as to such Employer and its employees, a part of the SRP.

7.2 Effect of Plan Amendment

The provisions of the SRP may be modified so as to increase the obligations of an Employer only with the consent of such Employer, which consent shall be conclusively presumed to have been given by such Employer unless the Employer gives the Sponsor written notice of its rejection of the amendment within 30 days after the adoption of the amendment.

7.3 Powers Reserved by Sponsor

The provisions of the SRP shall apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that the power to appoint or otherwise affect the Committee and the power to amend or terminate the SRP shall be exercised exclusively by the Sponsor. In addition, the power to designate Employees (including Employees of Affiliated Employers) as Eligible Employees shall be exercised only by the Committee. The Sponsor shall act as the agent for each Affiliated Employer that adopts the SRP for all purposes of administration thereof, and shall be the “plan administrator” of the SRP within the meaning of ERISA.

7.4 Termination of Participation.

(a) Any Employer may, by appropriate action of its board of directors or noncorporate counterpart, terminate its participation in the SRP. Moreover, the Sponsor may, in its discretion, terminate an Employer’s participation in the SRP at any time.

(b) The SRP will terminate with respect to any Employer that has adopted the SRP pursuant to this Article if the Employer ceases to be an Affiliated Employer or revokes its adoption of the SRP by resolution of its board of directors or noncorporate counterpart evidenced by a written instrument executed by an authorized officer of the Employer. If the SRP terminates with respect to any Employer, the employees of that Employer will no longer be Eligible Employees.

7.5 Single Plan

For purposes of the Code and ERISA, the SRP as adopted by the Employers shall constitute a single plan rather than a separate plan of each Employer.

7.6 No Joint Venture Implied

The document which evidences the adoption of the SRP by an Employer shall become a part of the SRP. However, neither the adoption of the SRP by an Employer nor any act performed by it in relation to the SRP shall ever create a joint venture or partnership relation between it and the Company or any other Affiliated Employer.

ARTICLE VIII

MISCELLANEOUS

8.1 SRP Not a Contract of Employment

The adoption and maintenance of the SRP does not constitute a contract between the Company or an Affiliated Employer and any Participant or to be a consideration for the employment of any person. Nothing herein contained gives any Participant the right to be retained in the employ of the Company or an Affiliated Employer or derogates from the right of the Company or an Affiliated Employer to discharge any Participant at any time without regard to the effect of such discharge upon his or her rights as a Participant in the SRP.

8.2 No Rights Under SRP Except as Set Forth Herein

Nothing in this SRP, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association, or corporation, other than Participants, Spouses, Beneficiaries, Employers, and their successors in interest, any right, remedy, or claim under or by reason of this SRP or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulations in this SRP, by or on behalf of any Participant, Spouse, Beneficiary or Employer, are for the sole and exclusive benefit of such parties.

8.3 Other Benefit Plans

This SRP shall not alter, enlarge or diminish any person’s employment rights or obligations or rights or obligations under an Underlying Pension Plan, or any other plan. It is specifically contemplated that one or more of the Underlying Pension Plans may, from time to time, be amended and possibly terminated. This SRP shall not preclude any such amendments or terminations.

8.4 Withholding of Taxes

The Company shall cause taxes to be withheld from payments distributed under the SRP as required by all applicable law. In addition, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local income, employment or excise taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of any deferral, accrual, vesting or distribution under the SRP. No amounts shall be distributed from the SRP until the Company has withheld, or received payment of, an amount sufficient to cover all sums due, including federal, state or local income, employment or excise taxes, domestic or foreign, with respect to that distribution. With respect to federal employment taxes, sections 3121(v)(2) and 3306(r)(2) of the Code shall apply to amounts deferred or accrued under the SRP.

8.5 Severability

In the event that any provision of this Plan, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Plan will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the Company in establishing the SRP.

8.6 Defined Terms

Words and phrases used in this SRP with initial capital letters, that are defined in the Underlying Pension Plan and are not separately defined in this SRP, shall have the meaning ascribed to them in the Underlying Pension Plan unless in the context in which they are used it would be clearly inappropriate to do so.

8.7 Rules of Document Construction

Whenever appropriate, words used herein in the singular may be read in the plural, or words herein in the plural may be read in the singular; the masculine may include the feminine; and the words hereof, herein, or hereunder or other similar compounds of the word here shall mean and refer to the entire SRP and not to any particular paragraph or Section of this SRP unless the context clearly indicates to the contrary. The titles given to the various Sections of this SRP are inserted for convenience of reference only and are not part of this SRP, and they shall not be considered in determining the purpose, meaning, or intent of any provision hereof. Notwithstanding anything apparently to the contrary contained in this SRP, the SRP shall be construed and administered to prevent the duplication of benefits provided under this SRP and any other qualified or nonqualified plan maintained in whole or in part by the Company.

8.8 Service of Process

In the absence of any designation to the contrary by the Company, the Secretary of the Company or its delegate is designated as the appropriate and exclusive agent for the receipt of service of process directed to the SRP in any legal proceeding, including arbitration, involving the SRP.

8.9 Limited Benefits

Except to the extent provided in Section 3.1, this SRP shall not provide any benefits determined with respect to any defined contribution or defined benefit plan.

8.10 Errors in Computations

Neither the Company nor the Administrator shall be liable or responsible for any error in the computation of any benefit payable to or with respect to any Participant resulting from any misstatement of fact made by the Participant or by or on the behalf of any survivor to whom such benefit shall be payable, directly or indirectly, to the Company, and used by the Company in determining the benefit. The Company shall not be obligated or required to increase the benefit payable to or with respect to such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the benefit of any Participant which is overstated by reason of any such misstatement or any other reason shall be reduced to the amount appropriate in view of the truth (and to recover any prior overpayment).

8.11 Payments to Minors and Incompetents

If any Participant, Spouse, or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Administrator or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such person or institution as the Administrator may designate or to the duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the SRP.

8.12 Non-Alienation of Benefits

No amount payable to, or held under the SRP for the account of, any Participant, Spouse or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; nor shall any amount payable to, or held under the SRP for the account of, any Participant, Spouse or Beneficiary be in any manner liable for such Participant’s, Spouse’s or Beneficiary’s debts, contracts, liabilities, engagements, or torts, or be subject to any legal process to levy upon or attach, except as may be required under applicable law. Notwithstanding the foregoing, the SRP Administrator will comply with a domestic relations order issued in connection with a divorce of a Participant to the extent the Administrator determines that such order would satisfy the requirements of a QDRO if the SRP were a qualified pension plan under section 401(a) of the Code.

8.13 References To Laws

Any reference in this SRP to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

8.14 Governing Law

The validity, interpretation, construction and performance of this SEPP shall, except to the extent preempted by federal law, be construed and enforced in accordance with the laws of the State of Delaware without regard to its conflicts of law principles.

8.15 ERISA Status

This SRP is adopted with the understanding that it is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated Employees as provided in Sections 201(2), 301(3), and 401(a)(l) of ERISA. Each provision shall be interpreted and administered accordingly.

8.16 Internal Revenue Code Status

The SRP is intended to be a nonqualified deferred compensation arrangement and is not intended to meet the requirements of section 401(a) of the Code. The SRP is intended to meet the requirements of section 409A of the Code and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that a deferral, accrual, vesting or payment of an amount under the SRP is subject to section 409A of the Code, except as the Committee otherwise determines in writing, the amount deferred, accrued, vested or paid in a manner that will meet the requirements of section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the deferral, accrual, vesting or payment shall not be subject to the excise tax applicable under section 409A of the Code. Any provision of the SRP that would cause the deferral, accrual, vesting or payment of an amount under the SRP to fail to satisfy section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of the SRP) to comply with section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under section 409A of the Code. In the event additional regulations or other guidance is issued under section 409A of the Code or a court of competent jurisdiction provides additional authority concerning the application of section 409A of the Code with respect to the distributions under the SRP, then the provisions of the SRP regarding distributions shall be amended to permit such distributions to be made at the earliest time permitted under such additional regulations, guidance or authority that is practicable and achieves the original intent of the SRP.

IN WITNESS WHEREOF, YRC Worldwide Inc. has executed this document by its duly authorized officer this 19th day of July, 2006.

YRC WORLDWIDE INC.

By:	/s/ HAROLD D. MARSHALL
Harold D. Marshall
Vice President – Employee Benefits